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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Mooney                      James                            P
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        (Last)                      (First)                        (Middle)
c/o OM Group, Inc.
50 Public Square, Suite 3500
Cleveland, Ohio 44113-2204
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                                   (Street)

   Cleveland                           OH                          44113-2204
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        (City)                      (State)                           (Zip)

    United States
2.  Issuer Name and Ticker or Trading Symbol   OM Group, Inc. (OMGI)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)   ###-##-####
                --------------

4.  Statement for Month/Year 12/2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X               X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
                   Chairman and CEO, OM Group Inc.
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7.  Individual or Joint/Group Filing (Check Applicable Line)
      X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock          12/28/00     J               3,210        A         /2/         359,473               I          Lion, LP/1/
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Common Stock          12/8/00      J               3,210        A         /2/         359,473               I          Lion, LP/1/
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/1/ Limited Partners transfer of shares into Limited Partnership in which James P. Mooney is General & Managing Partner.
/2/ Contribution to Partnership Capital.



Explanation of Responses:

          /s/ James P. Mooney                 01/10/2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).